Exhibit 2.1

Execution Version

Asset Purchase Agreement

Peak Grasslands, LLC

as Seller,

Kodiak Oil & Gas (USA) Inc.

as Buyer

and

Kodiak Oil & Gas Corp.

as Parent

Dated October 19, 2010

Table of Contents

1.	Property to be Sold and Purchased		1

	(a)	Wells, Real Property and Leases	1
	(b)	Permits	1
	(c)	Contracts	2
	(d)	Equipment	2
	(e)	Data	2
	(f)	Assumed Liabilities	2
	(g)	Excluded Properties and Liabilities	2

2.	Purchase Price		5

	(a)	Purchase Price to be Paid for the Properties	5
	(b)	Deposit	5
	(c)	Purchase Price Allocation	6

3.	Representations of Seller		6

	(a)	Representations	6
	(b)	Disclaimers	11
	(c)	Disclosures	12

4.	Representations of Buyer and Parent		12

	(a)	Representations of Buyer	12
	(c)	Representations of Parent	13

5.	Certain Covenants of Seller and Buyer Pending Closing		14

	(a)	Access by Buyer	14
	(b)	Interim Operations	17
	(c)	Preferential Rights and Consents	18
	(d)	Notification of Certain Matters	19
	(e)	Registration and Listing of Parent Shares	19

6.	Due Diligence Reviews		20

	(a)	Review By Buyer	20
	(b)	Nature of Defects	20
	(c)	Seller’s Response	22

7.	Certain Price Adjustments		23

	(a)	Procedures	23
	(b)	Possible Upward Adjustments	25
	(c)	Limitations on Adjustments	25

8.	Conditions Precedent to the Obligations of Buyer		26

	(a)	Representations True and Correct	26
	(b)	Compliance with Covenants and Agreements	26
	(c)	Litigation	26
	(d)	Releases	26

	(e)	Transition Services Agreement	26
	(f)	Price Adjustment Limitations	26

9.	Conditions Precedent to the Obligations of Seller		27

	(a)	Representations True and Correct	27
	(b)	Compliance With Covenants and Agreements	27
	(c)	Litigation	27
	(d)	Transition Services Agreement	27
	(e)	Registration Rights Agreement	27
	(f)	Purchase Price	27
	(g)	Price Adjustment Limitations	27

10.	Closing		27

	(a)	Actions At Closing	27

11.	Certain Accounting Adjustments		29

	(a)	Adjustments for Oil Produced	29
	(b)	Adjustments for Revenues and Expenses	29
	(c)	Initial Adjustment at Closing	30
	(d)	Adjustment Post Closing	31
	(e)	No Further Adjustments	31

12.	Post-Closing Actions		31

	(a)	Transfer of Files	31
	(b)	Notifications by Buyer	31

13.	Indemnification		32

	(a)	Seller Indemnification	32
	(b)	Buyer Indemnification	32
	(c)	Buyer’s Release of Peak Operating	32
	(d)	Indemnification Procedures	32
	(e)	Limits on Indemnification	33

14.	No Commissions Owed		34

15.	Casualty Loss		34

16.	Notices		34

17.	Survival of Provisions		35

18.	Solicitation of Continuing Employees		36

19.	Termination		36

	(a)	Termination Rights	36
	(b)	Effect of Termination	37

20.	Miscellaneous Matters		37

	(a)	Further Assurances	37
	(b)	Regulatory Approvals	37

(c)	Parties Bear Own Expenses/No Special Damages	38
(d)	No Sales Taxes	38
(e)	Entire Agreement	38
(f)	Amendments, Waivers	38
(g)	Choice of Law and Venue	38
(h)	Dispute Resolution	38
(i)	Headings, Time of Essence, Etc.	41
(j)	Confidentiality; Public Announcements	41
(k)	No Assignment	41
(l)	Successors and Assigns	41
(m)	Counterpart Execution	41
(n)	Exclusive Remedy; Waiver	41
(o)	Severability	42
(p)	Definitions	42

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) dated October 19, 2010, is by and between Peak Grasslands, LLC f/k/a Peak North Dakota II, LLC, a Colorado limited liability company (“Seller”), Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Buyer”), and Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Parent”).

RECITALS

WHEREAS, Seller owns the Properties (as defined herein), which include certain properties located in the Williston Basin, North Dakota;

WHEREAS, Buyer desires to purchase and Seller desires to sell all of Seller’s right, title and interest in and to the Properties pursuant to the terms and conditions of this Agreement; and

WHEREAS, as consideration in part for the sale of the Properties to Buyer, Parent hereby agrees to issue to Seller shares of common stock, no par value, of Parent (the “Parent Common Stock”) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Parent and Seller (collectively the “Parties”) agree as follows:

W I T N E S S E T H:

1.                                      Property to be Sold and Purchased.  Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests.

(a)                                 Wells, Real Property and Leases.  All of Seller’s rights, title, interests and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases and top leases, oil, gas and mineral leases and top leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests described on Exhibit A-1 and Exhibit A-3 (the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon, as listed on Exhibit A-2 (the “Wells”) and (ii) any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units (all of the above being hereinafter collectively called the “Oil and Gas Properties,” and the respective “Net Revenue Interest” and “Working Interest” of Seller in the Properties described on Exhibit A-2 and Exhibit A-3 shall be a part of the definition of “Oil and Gas Properties”), and all other real property described on Exhibit A-4; and

(b)                                 Permits.  All of Seller’s rights, title and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations), franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by governmental authorities that relate to the Oil and Gas Properties and all easements, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to the Oil and Gas Properties granted by any third party or governmental authority, as set forth on Schedule 1(b) of the Disclosure Schedule, (herein called the “Disclosure Schedule”) attached hereto as Schedule I;

(c)                                  Contracts.  All of Seller’s rights, title and interests in and to all presently existing and valid contracts to or by which the Oil and Gas Properties are bound or created, to the extent applicable to the Oil and Gas Properties and transferable, including, but not limited to, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements, as set forth on Schedule 1(c) of the Disclosure Schedule;

(d)                                 Equipment.  All of Seller’s rights, title and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells (including, but not limited to the wells and units set forth on Exhibit A-2), wellhead equipment, pumping units, flowlines, tanks, platforms, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) relating to the Oil and Gas Properties and used (or contemplated to be used, as spare equipment or otherwise) in connection with the exploration, development, operation or maintenance thereof, and in and to all permits, licenses, rights of way, easements, and other rights of surface use and water rights used in connection with the exploration, development, operation or maintenance of the Oil and Gas Properties; and

(e)                                  Data.  All of the following materials in Seller’s possession: (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, filings with regulatory agencies, and other documents and instruments that relate to the Properties; (ii) geophysical, seismic, geological, engineering, exploration, production and other technical data that relate to the Oil and Gas Properties and (iii) all other books, records, files and magnetic tapes containing financial, title or other information that relate to the Properties.

The properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), and (e), exclusive of the properties, rights and interests excluded below, are herein collectively called the “Properties.”

(f)                                   Assumed Liabilities.  Upon the Closing, Buyer shall assume and be responsible for any obligations, duties and liabilities accruing or arising out of the ownership or use of the Properties on and after the Effective Date.

(g)                                  Excluded Properties and Liabilities.

(i)            Excluded Properties.  The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller, the following (collectively, the “Excluded Properties”):

1.                     All corporate, financial, tax and legal records of Seller, other than those relating to or affecting the Properties;

2.                     All contracts of insurance or indemnity;

3.                     All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date and all proceeds attributable thereto, including all oil that is stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) on the Effective Date at 7:00 a.m. local time at the location of the Oil and Gas Properties;

4.                     Any refund of, or loss carry forwards with respect to, costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date;

5.                     Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

6.                     Copies (but not the originals) of all files (described in Section 12(a));

7.                     All deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;

8.                     Any intellectual property, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller; and

9.                     All rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date) but only to the extent the foregoing do not adversely affect the value, use, ownership or operation of the Properties after the Effective Date;

10.                  Any and all proceeds from the settlement of contract disputes with purchasers of oil, gas or other hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date, insofar as the same does not involve any obligation or liability of Buyer after the Effective Date nor involve any production of oil, gas or other hydrocarbons from the Properties on or after the Effective Date;

11.                  All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omissions or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date, insofar as the same does not involve any obligation or liability of Buyer after the Effective Date nor involve any production of oil, gas or hydrocarbons from the Properties on or after the Effective Date;

12.                  All documents and instruments of Seller that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the oil and gas properties);

13.                  All correspondence or other documents or instruments of Seller related to the transactions contemplated hereby, list of other prospective purchasers of Seller or the Properties compiled by Seller, bids submitted to Seller by other prospective purchasers of Seller or the Properties, analyses by Seller or any Affiliates of Seller thereof submitted by other prospective purchasers of Seller or the Properties, and correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Seller or the Properties;

14.                  Properties excluded from the purchase and sale contemplated by this Agreement under Section 7(a)(iii); and

15.                  Any other Properties listed on Exhibit A-5.

16.                  It is understood that certain of the Excluded Properties may not be embraced by the term “Properties.”  The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall be not used to interpret the meaning of any word or phrase used in describing the Properties.

(ii)           Excluded Liabilities.  Except as provided in Section 13, Buyer shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for, the following obligations, duties and liabilities of Seller (collectively, the “Excluded Liabilities”):

1.                   Any obligations, duties, taxes and liabilities accruing, arising out of or relating to the ownership or use of the Properties prior to the Effective Date, including, without limitation, all Accounts Payable of Seller prior to the Effective Date accruing, arising out of or relating to the Properties, but excluding all obligations, duties and liabilities that arise from or relate to matters that would constitute a Defect (as defined herein); and

2.                   Any obligations, duties and liabilities of Seller relating to or arising from each of the Excluded Properties.

2.                                      Purchase Price.

(a)           Purchase Price to be Paid for the Properties.  The purchase price for the Properties shall consist of (i) Ninety-Nine Million U.S. Dollars (U.S. $99,000,000) (the “Cash Consideration”) and (ii) 2,750,000 shares of Parent Common Stock, subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving shares of Parent Common Stock (the “Parent Shares”).  The Cash Consideration, together with the Parent Shares, unadjusted by any price adjustments provided for in this Agreement or agreed to by the Parties, are herein collectively referred to as the “Initial Purchase Price”.  The Initial Purchase Price may be adjusted as expressly provided in this Agreement (the Initial Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”).  The Purchase Price shall be paid at the Closing as hereinafter provided.

(b)           Deposit.  Within forty-eight (48) hours of the execution of this Agreement, Seller and Buyer shall enter into the escrow agreement substantially in the form attached hereto as Appendix I, subject to any revisions required by the Escrow Agent (the “Deposit Escrow Agreement”) along with the Escrow Agent, pursuant to which Buyer shall deposit in cash an amount equal to five percent (5%) of the Initial Purchase Price (such amount being herein called the “Deposit”), provided however that the form of Deposit Escrow Agreement entered into shall provide that the Deposit is only disbursed upon issuance of joint written instructions by Buyer and Seller.  If such Deposit Escrow Agreement is not executed by the Parties within forty-eight (48) hours of the execution of this Agreement, this Agreement shall terminate with no further liability of the Parties hereto. In the event the transactions contemplated hereby are consummated in accordance with the terms hereof, then Buyer shall promptly, but in no event more than forty-eight (48) hours after such consummation, deliver to the Escrow Agent joint written instructions with Seller, in the form attached to the Deposit Escrow Agreement, directing the Escrow Agent to wire the Deposit to Seller. The Deposit shall thereupon be released from said escrow in accordance with the terms of the Deposit Escrow Agreement and applied to the Purchase Price.  In the event the transactions contemplated hereby otherwise fail to close on the Closing Date due to a material breach of this Agreement by Buyer, including, for the avoidance of doubt, Buyer’s failure to obtain all funds necessary to pay the Purchase Price at the Closing, the Deposit shall be released to Seller pursuant to the delivery to the Escrow Agent of joint written instructions by Buyer and Seller which Buyer agrees to deliver promptly, but in no event later than forty-eight (48) hours after such termination, in the form attached to the Deposit Escrow Agreement, directing the Escrow Agent to wire the Deposit to Seller.  In the event the transactions contemplated hereby fail to close on the Closing Date for any reason other than a material breach of this Agreement by Buyer, the Deposit shall be returned to Buyer pursuant to the delivery to the Escrow Agent of joint written instructions by Buyer and Seller which Seller agrees to deliver promptly, but in no event later than forty-eight (48) hours after such termination, in the form attached to the Deposit Escrow Agreement, directing the Escrow Agent to wire the Deposit to Buyer.  THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE

OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

(c)           Purchase Price Allocation.  Seller and Buyer agree that they shall allocate the Purchase Price, as adjusted hereunder, among the Properties for tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder based upon the fair market value of the Properties.  The Purchase Price allocation shall be agreed upon within thirty (30) days after the Closing Date.  The Purchase Price allocation shall be consistent with the allocation set forth on Schedule II.  Seller and Buyer agree to file all information reports and tax returns (including IRS Form 8594 and any amended tax returns or claims for refund) in a manner consistent with the Purchase Price allocation agreed upon under this Section 2(c) and neither Seller nor Buyer shall take, or shall permit any of their respective affiliates to take, any position inconsistent with such allocation on any tax return or otherwise, unless required to do so by applicable law or a “determination”, within the meaning of Section 1313(a)(1) of the Code.  The Purchase Price allocation may be revised, from time to time, by a mutual written consent of Seller and Buyer, so as to reflect any matters that need updating (including Purchase Price adjustments, if any).  The Parties agree that the value of the Parent Shares, for federal tax purposes, shall be the average of the high and low trading prices of the Parent Common Stock on the NYSE Amex on the Closing Date.

3.                                      Representations of Seller.

(a)                                 Representations.  Seller hereby represents to Buyer that:

(i)            Organization and Qualification.  Seller is duly organized and in good standing under the laws of the State of Colorado.  Seller is also qualified to own and operate the Properties with all applicable governmental agencies having jurisdiction over the Properties and to conduct its business as it is presently being conducted, to the extent such qualification is necessary or appropriate.

(ii)           Due Authorization.  Seller has full power and authority to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)          Approvals.  To Seller’s Knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Properties.

(iv)          Valid, Binding and Enforceable.  This Agreement constitutes (and the other Transaction Documents provided for herein to be delivered by Seller at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v)           Litigation.  Except as disclosed on the Schedule 3(a)(v) of the Disclosure Schedule, there are no pending suits, actions, or other proceedings in which Seller is a party (or, to Seller’s Knowledge, investigations or actions which have been threatened to be instituted against Seller) which affect the Properties in any material respect (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties), or which affect the execution, delivery, validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with this Agreement, or which affect the validity or enforceability of the transactions contemplated hereby.

(vi)          No Conflicts.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not (with or without notice or lapse of time or both), (a) violate or be in conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person the right to terminate, accelerate, modify or cancel, any provision of Seller’s governing documents, (b) except for the Credit Agreement and any hedge agreements that may be secured by the same collateral as the Credit Agreement, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is bound or by which any of the Properties or Seller is bound, (c) to Seller’s Knowledge, violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller or (d) to Seller’s Knowledge, result in the creation of any lien, charge or encumbrance on any of the Properties.

(vii)         Material Agreements.  To Seller’s Knowledge, after reasonable inquiry, Schedule 3(a)(vii) of the Disclosure Schedule identifies the Material Agreements (defined below), other than the Leases which are set forth on Exhibit A-1 and Exhibit A-3 hereto, to which, after Closing, any of the Properties shall be bound or by which any of the Properties shall be affected.  Seller has made available to Buyer a true and correct copy of all such Material Agreements, including all amendments and modifications thereof.  Except as set forth on said Disclosure Schedule, to Seller’s Knowledge, no party to any of such Material Agreements is in material default of its obligations thereunder and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default that would reasonably be expected to result in a Material Adverse Effect on the Property covered thereby. To Seller’s Knowledge, each of such Material Agreements is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.  The term “Material Agreements” includes, but is not limited to, the following:

1.             the Leases;

2.             any agreement with any Affiliate of Seller;

3.             any agreement or contract of Seller for the sale, exchange, transportation or other disposition of substances produced from or attributed to the Oil and Gas Properties that is not cancelable without penalty on not more than sixty (60) days prior written notice and is not at market prices;

4.             any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its respective interests in any of the Properties other than conventional rights of reassignment activated by the intent to abandon or release a Lease;

5.             any pooling, unit operating or joint venture agreement affecting or relating to the Properties;

6.             any tax partnership agreement of Seller affecting any of the Properties;

7.             any agreement that creates an option to purchase, right of first refusal or call on the substances produced from or attributed to the Oil and Gas Properties; and

8.             any lease or title retention agreement, or security interest affecting any of the equipment.

(viii)        Areas of Mutual Interest.  Except as listed on Schedule 3(a)(viii), to Seller’s Knowledge no Oil and Gas Property is subject to (or has related to it) any area of mutual interest agreements.

(ix)           Permits.  To Seller’s Knowledge, after reasonable inquiry, Seller has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of business or the lawful ownership, use and operation of its Properties (“Seller Permits”), except for Seller Permits whereby the failure to obtain or hold would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Properties covered thereby. To Seller’s Knowledge, Seller is in compliance with the terms of Seller Permits, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Properties covered thereby.

(x)            Plugging Obligations.  Except for Wells listed on Schedule 3(a)(x) of the Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive Wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for Wells that to Seller’s Knowledge have been properly plugged and abandoned.

(xi)           Payment of Expenses and Taxes.  All expenses for which Seller has been timely billed and that have come due and payable (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem, windfall profit and other similar taxes) relating to the ownership or operation of the Properties, have been paid or are being paid (timely, and before the same become delinquent), by Seller in a commercially reasonable manner, except such expenses and taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.  All taxes that have come due and payable by Seller with respect to the Properties (whether or not shown on any tax return) have been paid in full.

(xii)          State of Repair.  To Seller’s Knowledge, the Properties are in a state of repair so as to be reasonably adequate for normal operations, ordinary wear and tear excepted.

(xiii)         Compliance with Laws.  Except as disclosed on Schedule 3(a)(xiii) of the Disclosure Schedule, the Oil and Gas Properties are, and Seller’s operation of the Oil and Gas Properties has been and currently is, in compliance with the provisions and requirements of any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, except where such non-compliance would not have a Material Adverse Effect on the Properties. To Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to the Oil and Gas Properties is pending or threatened, except as set forth in said Schedule.

(xiv)        Taxes. No deficiency for any taxes has been proposed, asserted or assessed against the Properties that has not been resolved and paid in full.   There are no outstanding liens or other encumbrances with respect to taxes upon any of the Properties, except for liens with respect to taxes not yet due.

(xv)         Imbalances.  Seller’s aggregate obligations with respect to the aggregate gas imbalances related to the Properties does not exceed twenty five thousand dollars ($25,000).

(xvi)        Lease Provisions.  All rentals, royalties, overriding royalty interests and other payments due under the Leases described in Exhibit A-1 and Exhibit A-3 have been promptly and fully paid to the proper Person or Governmental Authority, except (A) amounts that are being held in suspense as a result of title issues and that do not provide any Third Person a right to cancel any such Lease, (B) amounts that would not have a material effect on Seller’s ownership or operation of any such Lease and (C) amounts that are being held in suspense attributable to overriding royalty interests which are subject to pending litigation as disclosed on Schedule 3(a)(v) hereto.

(xvii)       Brokers. Except as set forth on Schedule 3(a)(xvii) of the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller and for which Buyer will have any obligation or liability.

(xviii)      Oil and Gas Operations. Except for matters as would not reasonably be expected to result in a Material Adverse Effect on the Properties:

1.             all wells included in the Oil and Gas Properties have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas leases, pooling and unit agreements, and applicable laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority; and

2.             no well included in the Oil and Gas Properties is subject to penalties on allowables because of any overproduction or any other violation of applicable laws that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

(xix)         Additional Drilling Obligations. Except as set forth at Schedule 3(a)(xix), Seller has no obligation to drill additional wells or conduct other material development operations in order to earn or continue to hold during the primary term of any lease any portion of Seller’s Oil and Gas Properties, and (2) Seller has not been advised by a lessor under any lease affecting Seller’s Oil and Gas Properties of any requirements or demands to drill additional wells or conduct additional development operations.

(xx)          Environmental Matters.  Except as set forth in Schedule 3(a)(xx), to Seller’s Knowledge: (1) Seller has conducted its business and operated the Properties, and is conducting its business and operating the Properties, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such Properties) are in material compliance with all Applicable Environmental Laws; (2) Seller has not been notified by any Governmental Authority or other third party that any of Seller’s operations relating to the Properties are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; and (3) Seller does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any of the Properties, or (ii) the storage or disposal of any Hazardous Material.

(xxi)         Books and Records.  To Seller’s Knowledge, all books, records and files of Seller pertaining to the Properties and the production, gathering, transportation and sale of oil or gas have been prepared, assembled and maintained in accordance with usual and customary policies and procedures consistent with the usual practices and procedures of Seller.

(xxii)        Restricted Securities.  Seller understands that the Parent Shares will be characterized as “restricted securities” under federal securities laws and, under such laws and applicable regulations, the Parent Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(xxiii)       Accredited Investor; Investment Intent. Seller is a knowledgeable investor and acknowledges that it has received or had access to all information concerning Parent that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) such information. In making the decision to enter into this

Agreement and to consummate the transactions contemplated hereby, Seller has relied on its own independent due diligence investigation of Parent and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Parent Shares to be acquired pursuant to this Agreement and the value thereof.  Seller and each member and beneficial owner of Peak Energy (each, a “Peak Member”), which is the parent company of Seller, is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, is acquiring the Parent Shares for its own account and not with the intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities laws and is able to bear the economic risk and lack of liquidity inherent in holding the Parent Shares. Neither Seller nor any Peak Member is a “related person” of Buyer as defined in Item 404 of Regulation S-K under the Securities Act.

(b)           Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3(a) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3(a), SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, SELLER MAKES NO OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL HAVE INSPECTED OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  ALSO WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES.  EXCEPT AS

OTHERWISE PROVIDED HEREIN, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER, SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c)           Disclosures.  The matters set forth on the Disclosure Schedule are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.  Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference and any information disclosed in the Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement where the relevance of such matter to the non-corresponding Section(s) of this Agreement is reasonably apparent.

4.             Representations of Buyer and Parent.

(a)           Representations of Buyer.  Buyer represents to Seller that:

(i)            Organization and Qualification.  Buyer is a corporation duly organized and legally existing and in good standing under the laws of the State of Colorado and is qualified to do business and is in good standing in each of the states in which the Properties are located where the laws of such state would require a corporation owning the Properties located in such state to so qualify.  Buyer is also qualified to own and operate oil and gas properties with all applicable Governmental Authorities having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, meeting all bonding requirements of such agencies at or before Closing).

(ii)           Due Authorization.  Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)          Approvals.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(iv)          Valid, Binding and Enforceable.  This Agreement constitutes (and the other Transaction Documents provided for herein to be delivered by Buyer at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v)           No Litigation.  There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s Knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi)          No Distribution.  Buyer is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act, or in violation of any other applicable securities laws, rules or regulations.

(vii)         Knowledge and Experience.  Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties.  Buyer is able to bear the risks of the acquisition of the Properties, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, a purchase of the Properties.

(viii)        Merits and Risks of an Investment in the Properties.  Buyer understands and acknowledges that:  (i) an investment in the Properties involves certain risks; and (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any findings or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer.

(ix)           Funds.  At the Closing, Buyer will have such funds as are necessary for the consummation by Buyer of the transactions contemplated hereby.

(x)            Opportunity to Verify Information.  Without limitation of Buyer’s rights under Section 6, Buyer has been furnished with all materials relating to the Properties requested by Buyer and has been afforded the opportunity to ask questions of Seller (or a Person or Persons acting on its behalf) concerning the Properties, and all such questions have been answered to the full satisfaction of Buyer.  Without limitation of Buyer’s rights under Section 6, Buyer has received all materials, documents, and other information relating to the Properties that Buyer deems necessary to evaluate the Properties and understand the merits and risks of an investment in the Properties.

(c)           Representations of Parent.  Parent represents to Seller that:

(i)            Parent Common Stock  As of September 30, 2010, Parent has (i) an unlimited number of authorized shares of Parent Common Stock, of which, 155,836,577 shares of Parent Common Stock were issued and outstanding (including 8,000 shares of restricted Parent Common Stock), (ii) issued and outstanding stock options to acquire 7,467,667 shares of Parent Common Stock under the Parent’s stock option plan, and (iii) no outstanding warrants to purchase shares of Parent Common Stock.  The issuance of the Parent Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Parent Shares will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, will have the rights, preferences, and privileges specified in Parent’s articles of incorporation and other governing documents, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities laws.

(ii)           Parent SEC Reports.  Parent has filed and made available to Seller via EDGAR all forms, reports and other documents publicly filed by Parent with the SEC under the Securities Exchange Act, since January 1, 2009.  All such forms, reports and other documents (including those that Parent may file after the date hereof and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.”  The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) comply or will comply, in all material respects, with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since the last date on which a Parent SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Parent or in the ability of Parent to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

5.             Certain Covenants of Seller and Buyer Pending Closing.  Between the date of this Agreement and the Closing Date:

(a)           Access by Buyer.

(i)            Records.

1.             Seller or an Affiliate of Seller will give Buyer, or Buyer’s authorized representatives, including Buyer’s Independent Accountant, at Seller’s office or at the location of the Properties, as applicable, and at all reasonable times during normal business hours before the Closing Date, access to the Properties, the personnel of Seller (and, only to the extent necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures as reasonably determined by the Independent Accountant, the personnel of Seller’s Affiliates), and all of Seller’s (and, only to the extent necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures as reasonably determined by the Independent Accountant, Seller’s Affiliates’), existing books, records and data, including those necessary for Buyer and the Independent Accountant to complete the Required Financial Statement Procedures, contracts and audit work papers pertaining to the Properties, for the purpose of conducting due diligence reviews contemplated by Section 6 below and completing the Required Financial Statement Procedures; provided however, that Buyer shall not have access to any general corporate record of Seller that (x) does not in any manner involve or pertain to the Properties, (y) cannot reasonably be expected to affect Buyer’s future use or operation of the Properties and (z) does not and will not affect the ability of Buyer or the Independent Accountant to complete the Required Financial Statement Procedures.

2.             Seller will fully cooperate with Buyer and the Independent Accountant so that Buyer and the Independent Accountant may complete the

Required Financial Statement Procedures, including: (x) the delivery of one or more customary representation letters from Seller to such Independent Accountant acceptable to Seller in its reasonable judgment and as may be required by such Independent Accountant to perform its audit or review and to render the Opinion, it being understood that such representation letters shall include acknowledgements regarding (i) Seller’s use of estimates and allocations in the preparation of the Base Financial Statements, and (ii) Seller’s belief that the Base Financial Statements represent the financial conditions and results of operations of the Properties, and that such estimates and allocations were made on a reasonable basis and (y) Seller causing its various legal counsel to respond to the Independent Accountant’s requests for information concerning loss contingencies in accordance with the American Bar Association Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information (December 1975).

3.             Buyer may make copies of such accessed materials, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer.  Seller shall not be obligated to provide Buyer with access to any records or data that are within Seller’s possession or control but subject to a valid and binding confidentiality agreement with a Third Person that prohibits such disclosure without first obtaining the consent of such Third Person, and Seller, to the extent reasonably requested by Buyer, will use reasonable efforts to obtain any such consent.

4.             The parties acknowledge and agree that, if Seller complies with its obligations under this Section  5(a)(i) to cooperate and provide access to information in connection with the audit of Seller, then Seller shall have no liability to Buyer in the event that Buyer is unable to obtain a unqualified audit report or if such audit report or related financial statements do not satisfy applicable regulatory requirements and such event shall not constitute a matter that would excuse Buyer from Closing pursuant to Section 8.

EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS.   EXCEPT AS OTHERWISE PROVIDED HEREIN, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii)           Physical Inspection.  Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same.  Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties.  Buyer’s inspection of the Properties shall be limited to conducting a Phase I Environmental Site in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05); provided, however, that in the event the Phase I Environmental Site Assessment discloses matters (“Environmental Matters”) that Buyer reasonably determines require additional inspection, Buyer may notify Seller in writing of such Environmental Matters and request Seller’s consent to conduct additional inspection activities (“Inspection Request”).  The Inspection Request shall include the specific Property that would be subject to such additional inspection, detailed reasons for requesting additional inspection and a description of the proposed additional inspection activities to be conduct by Buyer.  Seller shall consent to or deny the Inspection Request within five (5) days of receipt of the Inspection Request, provided that consent from Seller shall not to be unreasonably withheld and that the failure of Seller to respond within such five (5) day period shall be deemed to constitute Seller’s consent to the proposed additional inspection activities proposed in the Inspection Request.  Notwithstanding the foregoing, if Seller withholds its consent to any Inspection Request, then such Property shall be excluded from the transactions contemplated under this Agreement and (x) the Initial Purchase Price shall be adjusted downward by an amount equal to the Allocated Amount of such excluded Property, (y) such excluded Property shall be deemed to be deleted from the Exhibits and Schedules to this Agreement, as applicable, hereunder and (z) such excluded Property shall be deemed to constitute an “Excluded Property” hereunder.  Seller shall, at its discretion, accompany Buyer during any inspections as provided hereunder, including any Phase I Environmental Site Assessment.  Buyer shall furnish to Seller, free of costs, a copy of any written report prepared by or for Buyer related to any such physical inspection of the Properties as soon as reasonably possible after it is prepared.  The confidentiality obligations of the Confidentiality Agreement shall be applicable to all information acquired by Buyer in the course of its physical inspection of the Properties.  Buyer agrees to comply fully with any safety rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties.

(iii)          Exculpation and Indemnification.  If Buyer exercises rights of access under this Section 5 or otherwise, or conducts examinations or inspections under this Section 5 or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its members and its and their Affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its members and its and their Affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)           Interim Operations.  Seller agrees that, during the period from the execution date of this Agreement through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Seller and, where applicable, its Affiliates, will conduct operations in respect of the Properties in the ordinary course of business (or, where Seller or an Affiliate of Seller is not the operator of a Property, will continue their actions as a non-operator in the ordinary course of business), and, without Buyer’s consent, neither Seller nor any Affiliate of Seller will:

1.             sell or otherwise dispose of or mortgage any material portion of the Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability.  Should Seller receive (or desire to make) any proposals to drill additional Wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating agreement, Seller will notify Buyer of, and consult with Buyer concerning, such proposals, but any decisions with respect to proposals shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business.  Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of an Oil and Gas Property greater than that which Seller might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement) IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

2.             in respect of the Properties, issue any note, bond, or other debt instrument;

3.             (i) agree to the imposition of any security interest or lien on the Properties or (ii) allow any encumbrance which would impose a security interest or lien on account of unpaid amounts upon any of the Properties that will not be released at or before Closing; provided that, in the event of any such encumbrance or security interest, Seller shall provide to Buyer prompt written notice thereof in accordance with Section 16 and shall promptly deliver to Buyer all documentation and materials relating to any such encumbrance or security interest;

4.             waive, release, grant or transfer any material rights or modify or change in any material respect any Material Agreement;  or

5.             commit to any of the foregoing.

(c)                                  Preferential Rights and Consents

(i)            All preferential rights to purchase that are known to Seller after reasonable inquiry and required consents to assignment that are known to Seller after reasonable inquiry, in each case that relate to any Oil and Gas Properties and that would be applicable to the transactions contemplated hereby, together with the names and addresses of parties holding such rights, are set forth at Schedule 5(c).  Such preferential rights known to Seller after reasonable inquiry, together with any preferential rights that become known to Seller or Buyer prior to Closing that relate to any Oil and Gas Properties and that would be applicable to the transactions contemplated hereby are collectively referred to herein as the “Preferential Rights”.  Such required consents known to Seller after reasonable inquiry, together with any required consents that become known to Seller or to Buyer (provided that, if any become so known to Buyer, Buyer informs Seller) prior to Closing that relate to any Oil and Gas Properties and that would be applicable to the transactions contemplated hereby are collectively referred to herein as the “Consents”.  Promptly after execution of this Agreement, Seller shall request from the parties identified on said Schedule (and in accordance with the documents creating such rights), execution of Consents and/or waivers of Preferential Rights so identified.  Seller shall use reasonable efforts to obtain before Closing all Consents.  Buyer shall reasonably cooperate with Seller in obtaining any required Consent, including providing assurances of reasonable financial conditions, but neither Party shall be required to expend funds or make any other type of financial commitments as a condition of obtaining such Consent.

(ii)           If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver, Seller will tender to such party the required interest in the Property, and to the extent that such Preferential Right is exercised by such party, and such interest in such Property is actually sold to such party so exercising such right, the Allocated Amount of each respective Property will be excluded from the transactions contemplated hereby, and the Purchase Price will be adjusted downward by the Allocated Amount of each respective Property.  Except as expressly waived by Buyer, if by Closing, (1) the time frame for the exercise of a Preferential Right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, (2) a third party exercises its Preferential Right to purchase, but fails to consummate the purchase prior to the Closing or (3) Seller is unable to obtain any Consent, then Seller shall retain the affected Property and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Amount of the affected Properties; provided, however, that in the case where Seller is unable to obtain any required Consent in accordance with Section 5(c)(i) above, Buyer may waive the requirement that Seller retain the affected

Property and such Property shall be conveyed at Closing, without any adjustment to the Purchase Price relating to such Property.  For a period of six (6) months after Closing as to any Assets retained by Seller hereunder, following Closing if (a) a Preferential Right to purchase is not consummated within the time frame specified in the Preferential Right, (b) the time frame for exercise of the Preferential Right expired without exercise after the Closing or (c) Seller receives a Consent, Seller shall promptly convey the affected Property to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Amount of the conveyed Properties.

(d)                                 Notification of Certain Matters.

(i)            Seller and Buyer shall give prompt written notice to the other of (1) any representation or warranty contained in this Agreement being untrue or inaccurate when made; (2) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in this Agreement to be untrue or inaccurate at the time of Closing; or (3) any failure to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No disclosure of which a Party has actual (but not imputed) knowledge of such matter when such representation, warranty or covenant was given or performed pursuant to this Section 5(d), shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.  Except as provided in this Section 5(d), for all purposes of this Agreement the Disclosure Schedule shall be deemed to include all information contained in any supplement or amendment to the Disclosure Schedule prior to Closing.

(ii)           In the event that a Party makes a disclosure pursuant to subsection (i) above and the effect of such disclosure would reasonably be expected to constitute a matter which would excuse a Party from Closing pursuant to Section 8 or Section 9, such disclosure shall not diminish a Party’s right to terminate this Agreement pursuant to Section 19(a).  Except when Seller’s gross negligence and willful misconduct caused a breach or failure in any material respect of any representation, warranty or covenant under this Agreement, Seller shall have no liability to Buyer in the event that Buyer terminates this Agreement pursuant to Section 19(a) by reason of Seller’s disclosure under subsection (i) above, other than return of the Deposit pursuant to Section 2(b).

(e)           Registration and Listing of Parent Shares.  Buyer will use reasonable best efforts to (i) prepare and file with the SEC a resale shelf registration statement on Form S-3 (the “Registration Statement”) for the benefit of Seller and the Seller Members covering all of the Parent Shares, (ii) cause the Registration Statement to be declared effective under the Securities Act on or before the Closing Date, and (iii) obtain the approval of the NYSE Amex LLC with respect to the listing of the Parent Shares on or before the Closing Date; provided that Buyer may postpone the Closing by designating a new Closing Date not later than November 30, 2010 in order to satisfy the covenants in clauses (ii) and (iii) hereof.  In the event that either (i) the Registration Statement is not effective under the Securities Act or (ii) the approval for listing of the Parent Shares on the NYSE Amex LLC is not obtained, in either case on or before November 30, 2010, then Buyer will, in lieu of delivering the Parent Shares to Seller at Closing, deliver to

Seller the sum of Eleven Million U.S. Dollars (U.S. $11,000,000) in cash, and, in such event, the Registration Rights Agreement shall not be signed or delivered by the Parties.

6.                                      Due Diligence Reviews.

(a)           Review By Buyer.  Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties.

(b)           Nature of Defects.  Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) as soon as the same are identified by Buyer, but in no event later than 5:00 p.m. Central Standard Time on the business day prior to the Closing (“Defect Date”).  Such notification shall include, for each Asserted Defect, (1) a description of the Asserted Defect and the Wells and/or Units and/or Undeveloped Lease (as defined herein) listed on Exhibit A-1 or Exhibit A-3 to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (2) for each applicable Well or Unit, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect, (3) for each Undeveloped Lease, the size of any variance from the Net Leasehold Acres shown on Exhibit A-3 for such Undeveloped Lease, as defined herein, which does or could result from such Asserted Defect and (4) the amount by which Buyer would propose to adjust the Purchase Price.  All Defects with respect to which Buyer fails to so give Seller notice by the Defect Date will be deemed waived for all purposes including, without limitation, any breach of representation, warranty or covenant hereunder.  All access to Seller’s records and the Properties in connection with such due diligence shall be subject to Section 5(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 5(a)(iii)).  The term “Defect” as used in this Section shall mean the following:

(i)            NRI or WI Variances.  Seller’s ownership of the Oil and Gas Properties is such that, with respect to the Wells and Units locations listed on Exhibit A-2 hereto, it clearly (1) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such Property, which is less than the decimal share set forth on Exhibit A-2 in connection with such Property in the column headed “Net Revenue Interest” or (2) causes Seller to be obligated to bear a decimal share of the cost of operation of such Wells and/or Units greater than the decimal share set forth on Exhibit A-2 in connection with such Wells and/or Units in the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such Wells and/or Units).

(ii)           Liens.  Seller’s ownership of an Oil and Gas Property is subject to a lien other than (1) a lien for taxes which are not yet delinquent or (2) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (3) liens which will be released at or before Closing.

(iii)          Net Acre Shortfalls.  Seller’s ownership of the Leases is such that, with respect to an “Undeveloped Lease” identified as such on Exhibit A-3, it clearly entitles Seller to fewer Net Leasehold Acres (defined below) for such Undeveloped Lease than that shown on Exhibit A-3.  “Net Leasehold Acres” shall be computed separately for each Lease which is described in Exhibit A-3 and shall mean, for each such Lease, (1) the number of acres covered by such Lease, multiplied by (2) the interest in oil and gas covered by such Lease in such lands, multiplied by (3) Seller’s undivided interest in such lease insofar as it covers such lands (provided that if items (2) and/or (3) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area).

(iv)          Undeveloped Lease NRI Variance.  Seller’s ownership of an Undeveloped Lease is such that it clearly entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such Undeveloped Lease, which is less than the decimal share set forth on Exhibit A-3 with respect to such Undeveloped Lease.

(v)           Operational Matters.  Except as disclosed on the Disclosure Schedule, any surface access or use restriction that materially interferes with operations of an Oil and Gas Property.

(vi)          Environmental Matters.  Except as disclosed on the Disclosure Schedule, an Oil and Gas Property, or operating facility related thereto, is in violation of Applicable Environmental Laws (below defined) in any material respect or there is present upon or under such property a condition which requires remediation under Applicable Environmental Laws.  “Applicable Environmental Laws” means any law, common law, ordinance, regulation or policy of any governmental authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), the environmental conditions on, under, or about any real property including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect:

1.             defects or irregularities arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property;

2.             defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

3.             conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

4.             normal and customary liens of co-owners under operation agreements, unitizations agreements, and pooling orders relating to the oil and gas properties, which obligations are not yet due and pursuant to which Seller is not in default;

5.             all approvals required to be obtained from governmental entities that are lessors under the Leases (or who administer such Leases on behalf of such lessors), which are customarily obtained post-Closing;

6.             easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way, on, over or in respect of any of the Oil and Gas Properties to the extent such matters do not materially interfere with operations on the Oil and Gas Property;

7.             defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

8.             defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for a period equal to the statute of limitations applicable to the defect or irregularity, unless Buyer provides evidence that a competing chain of title exists as to the Properties subject to such defect; and

9.             any volume dedication of production from any well to an oil and gas marketing, gathering or processing entity, including but not limited to the dedication of production from any Oil and Gas Property to Bear Paw, LLC, Eighty-Eight Oil LLC, Plains Marketing, LP or Saddle Butte Pipeline, LLC.

(c)                                  Seller’s Response.  In the event that Buyer notifies Seller of Asserted Defects:

(i)            Cure.  Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

(ii)           Postpone Closing.

(A)  Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than November 30, 2010.  Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

(B)  In the case of an Asserted Defect related to probate proceedings or the lack thereof, if Seller is then-engaged in probate or other judicial proceedings to cure such Asserted Defect, the affected Property shall be excluded from the transaction contemplated hereby and the Purchase Price shall be reduced by the Allocated Amount of the affected Property.  At such time when Seller cures such Asserted Defect to Buyer’s reasonable satisfaction, Seller shall convey the affected Property to Buyer, and Buyer shall pay to Seller an amount equal to the Allocated Amount of the conveyed Property.  As of the date one (1) year following the date hereof, Seller’s right to cure such Asserted Defect under this subsection (B) shall expire and such property shall remain excluded from the transaction contemplated hereby.

(iii)          Indemnification.  At any time, and from time to time, prior to Closing, and regardless of whether or not Seller has then elected any other option or options under this Section 6 as to such Asserted Defect or any other Asserted Defect (including without limitation regardless of whether the procedure under Section 7 is ongoing as to such Asserted Defect) and upon Buyer’s prior written consent to be provided at Buyer’s sole and absolute discretion, Seller may (but shall have no obligation to) elect, with respect to any Asserted Defect, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect.  If and when consent is provided by Buyer and such an election is made by Seller as to an Asserted Defect, such Asserted Defect will be treated under this Agreement as if cured.

(iv)          Adjustment.  Notwithstanding any other election made under this Section 6 (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section 7 below.

7.                                      Certain Price Adjustments.

(a)                                 Procedures.  In the event that, as a part of the due diligence reviews provided for in Sections 5 and 6 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure or provide indemnification covering such Asserted Defects as provided in Section 6(c) prior to Closing, then the Asserted Defect shall be addressed as provided in this Section 7(a).

(i)            Certain Adjustments.  In the event that Buyer raises as an Asserted Defect one of the following types of Defects, Seller shall adjust the Initial Purchase Price as set forth below in connection with such Defect:

1.             NRI Variance/Proportionate Price Reductions.  If the Asserted Defect is (I) a Defect described in clause (A) of Section 6(b)(i) or (II) a Defect which otherwise reduces a portion of Seller’s interest in a Well and/or Unit listed on Exhibit A-2: a downward adjustment equal to the amount determined by multiplying the Allocated Amount set forth for such Oil and Gas Property on Schedule II by a fraction (A) the numerator of which is an amount equal to the

“Net Revenue Interest” shown on Exhibit A-2 for such Well and/or Unit less the decimal share to which Seller would be entitled to as a result of its ownership interest in such Well and/or Unit which is unaffected by such Defect and (B) the denominator of which is the “Net Revenue Interest” shown for such Property on Exhibit A-2.

2.             Net Leasehold Acre Variation/Proportionate Price Reduction.  If the Asserted Defect is a defect described in Section 6(b)(iii): a downward adjustment equal to the amount determined by multiplying the Value Per Net Acre by an amount equal to the difference between (A) Net Leasehold Acres as shown on Exhibit A-3 and (B) the total number of net undeveloped acres actually determined to exist for such Undeveloped Lease (such adjustment referred to as the “Net Acre Defect Amount”).

3.             NRI Undeveloped Lease Variance/Proportionate Price Reduction.  If the Asserted Defect is a defect of the type described in Section 6(b)(iv): a downward adjustment equal to the amount determined by multiplying the Allocated Amount for such Undeveloped Lease (less the amount of any Net Acre Defect Amount as to such Undeveloped Lease) by a fraction (A) the numerator of which is the “Net Revenue Interest” shown on Exhibit A-3 for such Undeveloped Lease less the decimal share to which Seller would be entitled to the result of its ownership interest in such Undeveloped Lease which is unaffected by such Defect and (B) the denominator of which is the Net Revenue Interest shown for such Undeveloped Lease on Exhibit A-3.

4.             Liens/Payoff Amount.  If the Asserted Defect is a Defect described in Section 6(b)(ii): a downward adjustment equal to the amount of the debt secured by such lien.

(ii)           Agree Upon Adjustment.  Within five (5) days of Seller’s receipt of notice of an Asserted Defect not otherwise covered under Section 7(a)(i), Buyer and Seller shall, with respect to each Oil and Gas Property affected by such matters, attempt to agree in writing upon an appropriate downward adjustment of the Initial Purchase Price to account for such matters.

(1)  In the event Buyer and Seller are unable to agree in writing upon an appropriate adjustment of the Initial Purchase Price, such dispute shall be submitted to a Independent Expert pursuant to Section 20(h)(iv), for a determination of the adjustment amount.

(2)  If, at the time of Closing, one or more disputes under subsection (A) remain outstanding and subject to pending determination by the Independent Expert, in order to prevent delay of Closing, Seller shall retain the Properties affected by the defect in dispute and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Amount of the affected Properties.  As to any such Property retained by Seller under this subsection (B), following Closing and the opinion of the Independent Expert resolving the

Dispute, Seller shall promptly convey the affected Property to Buyer, and Buyer shall pay to Seller an amount equal to the Allocated Amount of the conveyed Property adjusted as provided by the opinion of the Independent Expert.

(iii)          Exclusion of Properties.  Notwithstanding anything provided herein, if (A) Buyer and Seller are unable to agree in writing upon the existence or appropriate adjustment with respect to an Asserted Defect affecting an Oil and Gas Property under Section 7(a)(i) or 7(a)(ii) or (B) the Asserted Defect amount for an Oil and Gas exceeds the Allocated Amount set forth on Schedule II for such Oil and Gas Property Seller shall have the option to exclude such Oil and Gas Property from the transaction contemplated hereby, and the Initial Purchase Price will be reduced as follows: (i) for any Oil and Gas Properties described on Exhibit A-2, the Initial Purchase Price will be reduced by the Allocated Amount attributed on Schedule II to the Wells located on such Property plus the amount attributed on Schedule II to the Units in which such Oil and Gas Property participates (but in the case of such Units, limited to the portion of such amount which is proportionate to the portion of Seller’s interest in such Units, respectively, which is attributable to such Oil and Gas Property), and (ii) for any Undeveloped Leases described on Exhibit A-3, the Initial Purchase Price will be reduced by the Allocated Amount attributed on Schedule II to such Undeveloped Lease.  In the event Seller elects to have any such Oil and Gas Property so excluded, Seller may thereafter assign such Oil and Gas Property to an Affiliate of Seller.

(b)           Possible Upward Adjustments.  Should Seller determine before Closing (or should Buyer, in the course of its due diligence reviews contemplated by Section 6 above, determine before Closing) that (i) Seller’s ownership of the Well and/or Unit entitles it to a decimal share of the production from a Well and/or Unit listed on Exhibit A-2 greater than the decimal share shown for such Well and/or Unit under the column headed “Net Revenue Interest” on such Exhibit A-2, or (ii) Seller’s ownership entitles it to a number of Net Leasehold Acres (calculated as provided in Section 6(b)(iii) above)  for an Undeveloped Lease which is greater than that shown for the Undeveloped Lease on Exhibit A-3, or (iii) Seller’s ownership of an Undeveloped Lease listed on Exhibit A-3 entitles it to a decimal share of production from such Undeveloped Lease that is greater than the decimal share shown for such Undeveloped Lease under the column entitled “Net Revenue Interest” on Exhibit A-3, then the Initial Purchase Price will be adjusted upward to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Sections 7(a) and Section 7(b) above with respect to adjustments for Asserted Defects.  The Party making such determination shall notify the other Party no later than the Defect Date.  The limitations set forth in Section 7(c) below shall also apply in the same manner to any potential upward adjustments pursuant to this Section 7(b).

(c)           Limitations on Adjustments.  If the Initial Purchase Price reduction with respect to a particular Asserted Defect which would result from the above provided for procedure does not exceed one percent (1%) of the Allocated Amount for the Oil and Gas Properties to which the Asserted Defect relates, no adjustment shall be made for such Asserted Defect.  If the Initial Purchase Price reduction which would result from such procedure, as applied to all Asserted Defects asserted under Section 6 for which an adjustment is to be made, does not exceed one percent (1%) of the Initial Purchase Price, then no adjustment of the Initial Purchase Price shall occur, and none of the Oil and Gas Properties which would be excluded by such procedure shall be excluded.  If the Initial Purchase Price reduction which would result from the above provided for procedure, as applied to all Asserted Defects asserted under Section 6 for which an adjustment is to be made exceeds one percent (1%) of the Initial Purchase Price, the Initial Purchase Price shall be adjusted by the amount by which such reduction exceeds one percent (1%) of the Initial Purchase Price;

8.                                      Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to consummate the transaction contemplated by this Agreement are subject to each of the following conditions being met:

(a)           Representations True and Correct.  The representations and warranties of Seller set forth herein shall be true and correct in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and accurate in all respects after giving effect to such materiality qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b)           Compliance with Covenants and Agreements.  Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)           Litigation.  No suit, action or other proceedings by any governmental entity or third party shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Releases.  Seller shall have delivered releases or other evidence of termination of the deeds of trust, mortgages and all other liens under the Credit Agreement with respect to the Properties concurrently with the payment of the Purchase Price.

(e)           Transition Services Agreement.  Seller and Buyer shall execute and deliver a Transition Services Agreement, in the form attached hereto as Schedule III (as ultimately executed, the “Transition Services Agreement”).

(f)                                   Price Adjustment Limitations.  The aggregate downward (or upward) adjustment (if any) of the Initial Purchase Price which results from the procedures set forth in Sections 5(c) and Section 7 does not exceed twenty million dollars ($20,000,000.00).

If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to Closing and Buyer hereby waives all claims for a breach of representation and warranty related thereto.  With respect to any condition set forth above which is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and for which the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that such failure of such condition to be met be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Section 6 above, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section 8.

9.                                      Conditions Precedent to the Obligations of Seller.  The obligations of Seller to consummate the transaction contemplated by this Agreement are subject to each of the following conditions being met:

(a)           Representations True and Correct.  Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b)           Compliance With Covenants and Agreements.  Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)           Litigation.  No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Transition Services Agreement.  Seller and Buyer shall execute and deliver the Transition Services Agreement.

(e)           Registration Rights Agreement.  Except as expressly provided in Section 5(e) hereof, a Registration Rights Agreement, in the form attached hereto as Schedule V (the “Registration Rights Agreement”), between Buyer, Parent and Seller providing for the continuing effectiveness of the Registration Statement shall have been executed by Buyer and Parent.

(f)            Purchase Price.  Buyer shall have delivered payment of the Purchase Price concurrently with the delivery by Seller of the releases and other evidence of termination of the deeds of trust, mortgages and other liens as contemplated by Section 10(a)(v) hereof.

(g)           Price Adjustment Limitations.  The aggregate downward adjustment (if any) to the Initial Purchase Price which results from the procedures set forth in Sections 5(c) and Section 7 does not exceed twenty million dollars ($20,000,000.00).

If Seller proceeds to Closing with knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to Close, and Seller hereby waives all claims for a breach of representation or warranty related thereto.

10.                               Closing.

(a)           Actions At Closing.  The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP, at 1722 Routh Street, Suite 1500, Dallas, Texas 75201, on November 18, 2010, at 10:00 a.m. Central Time, or

at such other date and time (i) as Buyer and Seller may mutually agree upon or (ii) to which Seller may postpone the Closing pursuant to Section 6 hereof or Buyer may postpone the Closing pursuant to Section 5(e), but in no event shall the Closing be postponed pursuant to this clause (ii) later than November 30, 2010 (such date and time, as changed pursuant to clauses (i) and (ii), being herein called the “Closing Date”).  At the Closing:

(i)            Delivery of Conveyance.  Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties, in the form attached hereto as Schedule IV (the “Conveyance”).

(ii)           Federal and State Conveyance Forms.  Seller shall execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Oil and Gas Properties.

(iii)          Letters in Lieu.  Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in a form acceptable to both parties.

(iv)          Turn Over Possession.  Seller shall, to the extent Seller can do so, turn over possession of the Properties.

(v)           Payment of Purchase Price to Seller.  Buyer shall deliver to Seller, or at Seller’s request, Peak Energy, (1) by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to (A) the Cash Consideration less (B) the Deposit and (2) subject to Section 5(e), the Parent Shares, registered in the name of Seller, together with a certificate representing the same.  Seller shall provide to Buyer the details of the account so designated by Seller not later than three (3) business days prior to the Closing Date.

(vi)          Succession by Buyer.  Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, succeed Seller or an Affiliate of Seller operator of the Properties, (B) with respect to properties operated by Seller or an Affiliate of Seller where Buyer is to succeed Seller or an Affiliate of Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the wells located on the Properties or on units in which the Properties participate.

(vii)         Non-Foreign Person Affidavit.  If Buyer so requests, Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by the Code) that Seller is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code.

(viii)        Releases.  Seller shall have delivered releases or other evidence of termination of the deeds of trust, mortgages and all other liens under the Credit Agreement with respect to the Properties concurrently with the payment of the Purchase Price.

(ix)          Transition Services Agreement.  Seller and Buyer shall execute and deliver the Transition Services Agreement.

(x)           Registration Rights Agreement.  Seller, Parent and Buyer shall execute and deliver the Registration Rights Agreement.

(xi)          Additional Documents.  Seller shall execute, acknowledge and deliver to Buyer any other instruments of transfer reasonably requested by Buyer to complete the conveyance of the Properties as provided hereunder, including, without limitation, counterpart forms of transfer and assignment required by any Governmental Authority.

11.          Certain Accounting Adjustments.

(a)           Adjustments for Oil Produced.  Appropriate adjustments shall be made between Buyer and Seller so that, oil that is stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) as of the time of measurement at the location of the Properties on the Effective Date, shall result in an upward adjustment to the Initial Purchase Price by the value of such oil according to the purchaser’s posted price, less applicable taxes.

(b)           Adjustments for Revenues and Expenses.  Appropriate adjustments shall be made between Buyer and Seller so that:

(i)            Buyer will bear all drilling costs, reworking costs, and all other capital expenditures which are incurred in connection with the development, exploration or operation of the Properties after the earlier of the Effective Date or the date of this Agreement, and all expenses which are incurred in the operation of the Properties after the Effective Date, including, without limitation, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with Third Persons or related entities and regardless of whether Seller or an Affiliate of Seller is the operator or a non-operator), all other overhead charges actually charged by Third Persons, and, where Seller or an Affiliate of Seller is the operator of a well and there is no operating agreement, overhead at the rate of $650.00 per well per month (prorated for any period less than one month and proportionately reduced to Seller’s working interest in any such well) for each month or part thereof between the Effective Date and Closing, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date;

(ii)           Except as provided in subsection (iii) below, subsections (c) and (d) below, and Section 13 below Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds

(net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date; and

(iii)          Buyer will bear all expenses set forth on the authorizations for expenditures listed on Schedule 11(b)(iii) whether paid by Buyer or Seller before or after the Effective Date.  It is agreed that, in making such adjustments:

1.     oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced after the Effective Date for the purposes of this subsection (b);

2.     ad valorem, personal property and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and Seller shall submit any returns and reports with respect thereto and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer and Buyer shall submit any returns and reports with respect thereto (ad valorem, personal property and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods);

3.     ad valorem, personal property and similar taxes assessed with respect to a period which begins before and ends after the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date) and Buyer shall submit any returns and reports with respect thereto;

4.     casualty losses shall be handled in accordance with Section 15;

5.     delay rentals shall be attributable to the period for which they are paid (e.g. annual delay rentals due on January 1, 2010 shall be attributable to calendar year 2010) rather than to the time when paid, and shall be prorated with respect to such period in the same manner as ad valorem taxes; and

6.     no consideration shall be given to the local, state or federal income tax liabilities of any Party.

(c)           Initial Adjustment at Closing.  At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in subsections (a) and (b) above based on amounts which prior to such time have actually been paid or received by Seller.  Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, such dispute shall be submitted to an Independent Expert pursuant to Section 20(h)(iv), subject to further adjustment under subsection (d) below.  If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

(d)           Adjustment Post Closing.  On or before one hundred twenty (120) days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in subsection (b) above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.

(e)           No Further Adjustments.  Following the adjustments under subsection (c) and (d) above, no further adjustments shall be made under this Section 11.  Should any revenues or expenses with regard to the Properties be charged to (or received by) Seller or Buyer after the earlier of (i) the conclusion of such adjustments under subsection (c) or (ii) one (1) year after Closing, the same shall be borne by (or, in the case of revenues, received by) Buyer, regardless of the periods to which the same relate, and any bills (or payments) received by Seller will be forwarded to Buyer except for any revenues related to claims identified by Seller before the end of such one (1) year period (and of which Seller notifies Buyer before the end of such one (1) year period), which revenues shall belong to Seller.

12.          Post-Closing Actions.

(a)           Transfer of Files.  Seller will use its best efforts to permanently deliver to Buyer, at Buyer’s expense, and within forty-five (45) days after Closing, all of Seller’s lease files, contracts, abstracts and title opinions, division order files, production records, well files, accounting records and any other files and records which relate to the Properties.  Notwithstanding the foregoing, Seller will not be required to deliver to Buyer Seller’s general financial accounting or tax accounting records, except to the extent that (i) any such records are reasonably necessary to enable Buyer to prepare in accordance with GAAP the financial statements it will be required to file with the Securities and Exchange Commission in respect of the Properties or (ii) Buyer’s auditor requests any such records in order for such auditor to deliver an opinion in respect of such financial statements.  Seller shall not be obligated to provide Buyer with access to any records or data which is within Seller’s possession or control but subject to a valid and binding confidentiality agreement with a Third Person that prohibits such disclosure without first obtaining the consent of such Third Person, and Seller, to the extent reasonably requested by Buyer, will use reasonable efforts to obtain any such consent.  Seller may, at its election, make and retain copies of any or all such files.  Buyer shall preserve all files so delivered by Seller for a period of three (3) years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times during normal business hours.

(b)           Notifications by Buyer.  Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and government agencies that it has purchased the Properties.

13.          Indemnification.

(a)           Seller Indemnification.  Subject to the limitations set forth in Section 13(e) hereof, Seller hereby agrees to indemnify and hold Buyer and its Affiliates, and the officers, directors, employees and agents thereof (each, a “Buyer Indemnified Person”), harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys’ fees and expenses, net of any collected insurance proceeds (collectively, “Losses”), arising out of, based upon, attributable to or resulting from (i) any breach of any representation, warranty, agreement or covenant solely on the part of Seller contained in or pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy of any representation or warranty to be determined without regard to any qualification as to “materially”, “in all material respects” or similar qualification) or (ii) any assertion against any Buyer Indemnified Person of any claim or liability constituting an Excluded Liability.  Seller’s indemnity in the preceding sentence shall not cover or include any matters pertaining to the title or environmental condition of the Properties, which shall be governed exclusively by Section 6 and Section 7.

(b)           Buyer Indemnification.  Buyer hereby agrees to indemnify and hold Seller and its Affiliates, and the officers, directors, employees and agents thereof (each, a “Seller Indemnified Person”), harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (i) any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement or any of the transactions contemplated herein or in any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement (the calculation of Loss resulting from any such breach or inaccuracy of any representation or warranty to be determined without regard to any qualification as to “materially”, “in all material respects” or similar qualification) and (ii) Buyer’s operation of the Properties after the Closing Date.

(c)           Buyer’s Release of Peak Operating.  NOTWITHSTANDING ANY NEGLIGENCE (INCLUDING GROSS NEGLIGENCE) AND WILLFUL MISCONDUCT ON THE PART OF PEAK OPERATING, Buyer hereby agrees to fully release and forever discharge Peak Operating II, LLC (“Peak Operating”) from any and all claims, demands, and causes of action of every kind and character, without limitation, arising from or related to its operation of the Properties prior to the Closing Date.

(d)           Indemnification Procedures.

(i)            If a Party is entitled to indemnification under this Section 13 (the “Indemnified Party”), it shall give notice of such claim to the Party from whom it intends to seek indemnification which specifies the existence, scope and nature of such claim in reasonable detail (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 13(d)(ii), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld).  The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure.  The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim.  If the Indemnifying Party fails or does not assume the defense of any such claim within fifteen (15) days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 13(d)(ii), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(ii)           If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Section 13, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.  Notwithstanding anything in this Agreement to the contrary, such claim shall not be settled or compromised on any terms and conditions without the prior written consent of Seller.

(e)           Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(i)            Seller shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 13(a) unless the amount of each such specific Loss exceeds twenty-five thousand dollars ($25,000) and the aggregate amount of such Losses exceeds one percent (1%) of the Purchase Price (the “Deductible”), and in the event such Losses exceed the Deductible, only the value of all Losses in excess of the Deductible shall be considered in applying this Section 13(a).  The maximum aggregate amount for which Seller may be liable under this Section 13 shall be limited to five percent (5%) of the Purchase Price.

(ii)           With the exception of the representation set forth in Section 3(a)(xx) which shall not survive Closing and Buyer’s obligation to indemnify Seller for all Losses arising from Buyer’s operations on the Oil and Gas Properties which shall survive for a period of five (5) years following Closing, all representations, warranties, covenants and indemnities contained in this Agreement shall survive for a period of six (6) months following the Closing, after which time neither Seller, Buyer, or any officer, director, employee, Affiliate or Related Party of Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation, warranty, covenant or indemnity.

(iii)          Any payments made to Seller or Buyer pursuant to this Section 13 shall constitute an adjustment of the Purchase Price for tax purposes and shall be treated as such by Buyer and Sellers on their tax returns.

(iv)          Any Indemnifying Party shall not be liable under this Section 13 for Losses resulting from any event relating to a breach of representation or warranty if (1) the Indemnifying Party had no knowledge of such event and (2) the Indemnifying Party can establish that the Indemnified Party had actual knowledge on or before the Closing Date of such event.

14.          No Commissions Owed.  Seller agrees to indemnify and hold Buyer (and its partners and its and their Affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Buyer agrees to indemnify and hold Seller (and its partners and its and their Affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

15.          Casualty Loss.  In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event, as to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, at Seller’s election, either (i) repair such damage or replace such Property, (ii) collect (and when collected pay over to Buyer) any insurance claims related to such damage, or (iii) assign to Buyer any insurance claims related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.  Seller has no obligation to carry insurance coverage (or, if it carries insurance, to keep such insurance in force or to carry any particular types or amounts of coverage), and in the event of a loss which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto.  Seller shall, at all times between the execution date of this Agreement and the Closing, maintain existing insurance coverage of the Properties on terms and in amounts consistent with industry standards.

16.          Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier or e-mail (in either case with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:

Kodiak Oil & Gas (USA) Inc.

1625 Broadway, Suite 250

Denver, Colorado 80202

Telephone: (303) 592-8075

Facsimile: (303) 592-8071

E-mail: LPeterson@kodiakog.com

Attention: Lynn A. Peterson

With copies to:

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Telephone: (206) 903-8800

Facsimile: (206) 903-8820

E-mail: jones.randal@dorsey.com; luebeck.lisa@dorsey.com

Attention: Randal R. Jones; Lisa M. Luebeck

If to Seller:

Peak Grasslands, LLC

1910 Main Avenue

Durango, Colorado 81301

Telephone:  (970) 247-1500

Facsimile:  (970) 247-5424

E-mail: jvaughn@colopeaks.com

Attention:  Mr. Jack Vaughn

With copies to:

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201-2533

Telephone:  (214) 969-1221

Facsimile:  (214) 999-9001

E-mail:  arthur.wright@tklaw.com; ann.cowdrey@tklaw.com

Attention:  Arthur Wright; Ann Marie Cowdrey

and shall be considered delivered on the date of receipt.  Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section 16, at least ten (10) days prior to the effective date of such change of address.

17.          Survival of Provisions.  The obligations of the parties under Section 10 (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 2, 11, 12, 13, 14, 16,

17, 18 and 19 shall survive the Closing and the delivery of the Conveyance.  Notwithstanding anything herein to the contrary, the survival of the respective representations, warranties, indemnities and covenants, including those in the preceding sentence, of Seller and Buyer contained in this Agreement shall be governed by Section 13(e)(ii).

18.          Solicitation of Continuing Employees.  For the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date, Buyer will not, unless acting in accordance with Seller’s prior written consent, solicit, encourage or otherwise induce any employee of any Affiliate of Seller to leave the employment of such Affiliate or become an employee of Buyer.  Notwithstanding the foregoing, Buyer will not be prohibited from hiring or contracting for the services of an employee of any Affiliate of Seller who has terminated his or her employment relationship with such Affiliate without solicitation or inducement from Buyer.  A general advertisement by Buyer for employment that is not targeted at any employee of any affiliate of Seller or group of employees of any Affiliate of Seller shall not constitute a breach of the obligations of Buyer under this Section 18.

19.          Termination.

(a)           Termination Rights.

(i)            By mutual written agreement of Buyer and Seller;

(ii)           By either Seller or Buyer if (1) the Closing has not occurred by November 30, 2010 (provided, however, that the right to terminate this Agreement pursuant to this clause (1) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (2) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (2) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to 30 days after the Closing);

(iii)          By Buyer if (1) Seller has failed to comply in any material respects with any of Seller’s covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured by the earlier of (x) ten (10) business days after notice and demand for cure thereof or (y) Closing or (2) Buyer has received notice from Seller that the conditions to Buyer’s obligations set forth in Section 8 have not been satisfied; or

(iv)          By Seller if (i) Buyer has failed to comply in any material respects with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured by the earlier of (x) ten (10) business days after notice and demand for cure thereof or (y) Closing or (iii) Seller has received notice from Buyer that the conditions to Seller’s obligations set forth in Section 9 have not been satisfied.

(b)           Effect of Termination.

(i)            If this Agreement is terminated by either Seller or Buyer pursuant to the provisions of this Section 19, all continuing obligations of the Parties under this Agreement will terminate except that Section 20 will survive indefinitely unless sooner terminated or modified by the parties in writing and any claims timely received until resolved.

(ii)           In lieu of exercising its right to termination provided in Section 19(a) above, a Party entitled to terminate this Agreement under the terms herein shall also have the option to elect specific performance of the terms of this Agreement (plus the recovery of all costs and expenses, including reasonable attorneys fees, incurred in enforcing such right of specific performance).

(iii)          In the event of termination:

(1)  by Seller, due to a material breach of this Agreement by Buyer, including for the avoidance of doubt, Buyer’s failure to obtain all funds necessary to pay the Purchase Price at the Closing, Seller’s only remedy, other than the termination right provided for under Section 19(a), shall be as set forth in Section 2(b); or

(2)  by Buyer, due to a material breach of this Agreement by Seller, except as expressly provided in Section 5(d)(ii)), Buyer’s only remedy, other than the termination right provided for under Section 19(a), shall be to recover from Seller, and Seller shall pay to Buyer within five (5) business days of such termination, a cash amount equal to five percent (5%) of the Initial Purchase Price (it being understood by the Parties that such limitation is in addition to, and not in lieu of, the obligation of Seller to instruct the Escrow Agent to return the entirety of the Deposit to Buyer as required in Section 2(b)).

(iv)          In the event this Agreement is terminated, the rights of Buyer or Seller provided in Section 2(b) and this Section 19(b) may have under this Agreement shall be the sole and exclusive remedies.

20.          Miscellaneous Matters.

(a)           Further Assurances.  After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

(b)           Regulatory Approvals.  Each Party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Authority required to be obtained or made by Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(c)           Parties Bear Own Expenses/No Special Damages.  Except as otherwise provided herein, each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(d)           No Sales Taxes.  No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer and Seller agree to be equally responsible, and shall each indemnify and hold the other and the other’s Affiliates (and all of their directors, officers, employees, attorneys, contractors and agents) harmless, for their respective share of any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto, and Buyer and Seller shall remit their respective share of such taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(e)           Entire Agreement.  This Agreement, the Conveyance and the other documents and instruments to be executed and delivered to Buyer and Seller pursuant to the terms hereof (collectively, the “Transaction Documents”) constitute the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, both oral and written, among the parties with respect to such subject matter.

(f)            Amendments, Waivers.  This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(g)           Choice of Law and Venue. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except that, as to matters relating to title to and conveyancing of the Properties, the laws of the State of North Dakota shall apply as to the property located in (or otherwise subject to the laws of) such state.  The Parties agree that venue shall be Denver, Colorado.

(h)           Dispute Resolution.

(i)            Negotiation.  The Parties will make reasonable efforts to settle any and all controversies, claims and disputes arising out of or in connection with this Agreement (a

“Dispute”) within twenty (20) days (or any other period of time that may be agreed upon between the Parties according to the circumstances) from its notification to the other Party in accordance with Section 16 through direct discussions between the Parties principals for the purpose of resolving any such Dispute.  For the purposes hereof, a “Principal” means any individual of Buyer or Seller, as applicable, who has the authority to negotiate the settlement of the Dispute on behalf and in the name of Buyer or Seller, as applicable.  Within ten (10) days after the date of the receipt by each Party of any notice of Dispute (which notice will request negotiations among Principals), the Principals will meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Principal intends to be accompanied at the meeting by an attorney, each other Party’s Principal will be given written notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney.

(ii)           Arbitration.  Except as provided in Section 20(h)(iv), either Party may propose to initiate arbitration proceedings pursuant to this Section 20(h)(ii) concerning a Dispute within ten (10) days (or any other period of time that may have been agreed upon between the Parties pursuant to Section 20(h)(i)) after the date of receipt of the notice of Dispute, if such Dispute remains unsettled at the end of the twenty (20)-day period in Section 20(h)(i) above.  Only upon the non-proposing Party’s written consent to such arbitration proposal, any such Dispute will be finally settled in accordance with the Commercial Rules of the American Arbitration Association or any successor thereof.  The question of arbitrability shall be governed by the Federal Arbitration Act.  Otherwise, the arbitrators shall apply the law in accordance with Section 20(g).  Arbitration shall take place at an appointed time and place in Denver, Colorado in accordance with Section 20(g).  If the Parties shall both agree to arbitrate a Dispute pursuant to this Section 20(h)(ii), such arbitration shall be binding on the parties and carried out in accordance with the following provisions (1) through (4).

(1)  Each Party shall select one impartial arbitrator, and the two arbitrators so designated shall select a third impartial arbitrator.  If either Party shall fail to designate an arbitrator within fourteen (14) days after arbitration is requested, then the selected arbitrator shall select a second impartial arbitrator, and the two arbitrators shall select the third impartial arbitrator.  Judgment upon an award of the majority of the arbitrators shall be binding, and may be entered in any court of competent jurisdiction.

(2)  Discovery shall be made in accordance with the Commercial Rules of the American Arbitration Association and completed within forty-five (45) days of the impaneling of the third arbitrator.  Final hearing on the matter shall be had within sixty (60) days of the impaneling of the third arbitrator and a final decision (which is based on the law and the facts and may include the award of attorney’s fees and costs) with a written opinion stating the reasons therefor shall be rendered within seventy-five (75) days of said date.

(3)  The Party against whom the award has been made will pay or otherwise satisfy the award in accordance with the terms of the award.  Any laws allowing or providing for judicial review de novo of such arbitration are hereby waived, and the award of the arbitrator or arbitrators will be final, binding and not subject to de novo review.  The arbitrators will, if requested by the Party submitting the controversy, claim or dispute (and such Party prevails), grant specific performance as a remedy for any breach of a Party’s covenant under this Agreement, without regard to the availability of specific performance as a remedy in a court of competent jurisdiction.  Nothing herein will prevent either Party from filing an action to obtain emergency relief and/or prejudgment writs in any court of competent jurisdiction located in Denver, Colorado.

(4)  The arbitration process shall be kept confidential and such conduct, statements, promises, offers, views and opinions shall not be used by either Party in any legal proceeding or for any other purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.  Buyer shall pay for the expenses incurred by its designated arbitrator, and Seller shall pay for the expenses incurred by their designated arbitrator.  The costs of the third, neutral arbitrator shall be borne as to one-half by Buyer and as to the other half by Seller.

(iii)          Specific Performance.  Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

(iv)          Independent Review.  Notwithstanding Section 20(h)(ii) and Section 20(h)(iii), any Dispute relating to the existence of a Defect under Section 6 or the amount of any Purchase Price adjustments under Section 7 and Section 5(c) that are not settled pursuant to Section 20(h)(i) and that involves amounts less than or equal to $5,000,000 will be finally settled by submission of such unresolved dispute to the following independent entities (each an “Independent Expert”): (1) for Disputes relating to the existence of an environmental Defect, the Dispute will be submitted to a mutually agreed upon independent engineering firm, (2) for Disputes relating to the existence of an title Defect, the Dispute will be submitted to a mutually agreed upon independent title attorney, and (3) for Disputes relating to the amounts of any Purchase Price, any accounting adjustments, the Dispute will be submitted to a mutually agreed upon independent accounting firm.  Buyer and Seller will provide the Independent Expert with any information and documentation that it may reasonably request as soon as reasonably practicable.  Buyer and Seller will request the Independent Expert use its best efforts to render its written opinion regarding the Dispute within twenty (20) Business Days following submission of the Dispute to such Independent Expert.  Such written opinion will be final, conclusive and binding upon Seller and Buyer, except in case of fraud or manifest error, and will not be subject to any appeal.  In connection with its review, the Independent Expert will, pursuant to the terms of this Section 20(h)(iv), also determine the allocation of its fees and expenses between Buyer and Seller, which determination will be conclusive and binding upon the Parties.  All amounts required to by paid by

Buyer or Seller pursuant to this Section 20(h)(iv) shall be paid within ten (10) Business Days following receipt of the Independent Expert’s written opinion.

(i)            Headings, Time of Essence, Etc.  The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires.  Time is of the essence in this Agreement.

(j)            Confidentiality; Public Announcements. The Confidentiality Agreement, except to the extent provided therein or modified herein, will remain in full force and effect until Closing.  Upon Closing, the Confidentiality Agreement shall be terminated.  Upon execution of this Agreement and again upon Closing, Buyer and Seller shall have the right to issue individual press releases that are mutually acceptable, each party acting reasonably, with respect to this Agreement and the transactions contemplated hereby, and Buyer shall have the right to make required filings with respect to this Agreement and the transactions contemplated hereby with the Securities and Exchange Commission. Following Closing, Seller shall maintain the confidentiality of, and not disclose, information relating to the Properties and the transactions contemplated by this Agreement except for disclosures that would be permitted by the exceptions applicable to Buyer in the Confidentiality Agreement. Notwithstanding the above, nothing in this Section 20(j) will preclude any person from making any disclosures it reasonably believes are required by applicable law or applicable stock exchange rules or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Authority, provided that the respective party shall endeavor to allow the other party reasonable time to review and comment thereon in advance of such disclosure.

(k)           No Assignment.  Prior to Closing, neither Party shall have the right to assign its rights under this Agreement, without the prior written consent of the other Party first having been obtained.

(l)            Successors and Assigns.  Subject to the limitation on assignment contained in subsection (l) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(m)          Counterpart Execution.  This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument.  It shall not be necessary for Buyer and Seller to sign the same counterpart.  An e-mail or facsimile signature will be considered an original signature.

(n)           Exclusive Remedy; Waiver.  If the Closing occurs, the sole and exclusive remedy of Buyer for any (i) claim relating to any representations, warranties, covenants and agreements contained in this Agreement that survives the Closing, (ii) other claim pursuant to or in connection with this Agreement and (iii) other claim relating to the Properties or the purchase and sale thereof shall be any right to indemnification for such claim that is expressly provided in this Agreement.  If no such right of indemnification for such claim is expressly provided in this Agreement, then such claim is hereby waived and released to the fullest extent permitted by applicable law.

(o)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, ordinance,  regulation, statute and treaty of any Governmental Authority, but if any provision of this Agreement is held to be prohibited thereby or invalid thereunder, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(p)           Definitions.

(i)            Certain Defined Terms.  When used in this Agreement the following terms shall have the respective meanings assigned to them in this Section 20(n):

“Accounts Payable” means all amounts owing by a Person for goods received by or services rendered to such Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Allocated Amount” means the amount of the Purchase Price allocated to each Property on Schedule II.

“Base Financial Statements” means the historical financial statements and pro forma financial information required to be filed by Buyer in connection with the transactions contemplated by this Agreement pursuant to Regulation S-X of the Securities Act.

“Buyer’s Knowledge” “knowledge of Buyer” and similar expressions mean the knowledge of Buyer’s executive officers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and among Buyer and Seller dated effective February 14, 2010, attached hereto as Appendix II.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 10, 2010, among Peak Energy, Bank of America, N.A., as administrative agent, and certain other financial institutions, as lenders, as amended from time to time.

“Effective Date” means 9:00 a.m., local time at the location of the Properties, on August 1, 2010.

“Escrow Agent” means the escrow agent identified in the Deposit Escrow Agreement.

“GAAP” means generally accepted accounting principles in the United States of America from time to time.

“Governmental Authority” means any federal, state, regional, local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial or regulatory authority, or any court of competent jurisdiction, administrative agency or commission or other governmental authority.

“Hazardous Material” means, with the exception of all water and constituents thereof produced from the Oil and Gas Properties, (a) any “hazardous substance,” as defined by Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act of 1976, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Applicable Environmental Laws; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

“Independent Accountant” shall mean Hein & Associates LLP, Buyer’s independent public accountants.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations of Seller, taken as a whole; provided, however, that no loss, liability, change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, liability, change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the announcement or pendency of the transactions contemplated by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith; (d) any change in applicable laws, or the interpretation thereof, after the date of this Agreement; or (e) compliance with the terms of, or the taking of any action required by this Agreement or any other agreement, document and instrument required to be executed in accordance herewith.

“Opinion” means the unqualified opinion to be issued by the Independent Accountant in respect of the Base Financial Statements acceptable to the applicable Governmental Authorities.

“Peak Energy” means Peak Energy Resources, LLC, a Delaware corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Required Financial Statement Procedures” means Buyer’s preparation of the Base Financial Statements, the completion by the Independent Accountant of its audit and/or review of the Base Financial Statements and the issuance of its Opinion.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations pertaining thereto.

“Seller’s Knowledge”, “knowledge of Seller” and similar expressions mean the actual knowledge of each of (a) Jack Vaughn, (b) Alex McLean, (c) Matthew Gray, and (d) Jeff Lowe.

“Third Person” means a Person other than Seller, Buyer and any of their Affiliates.

“Value Per Net Acre” means an amount equal to the Allocated Amount for an Undeveloped Lease set forth on Exhibit A-3 divided by the total Net Leasehold Acres shown on Exhibit A-3 for such Undeveloped Lease.

(ii)           Additional Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Introduction
Applicable Environmental Laws	6(b)(vi)
Asserted Defects	6(b)
Buyer	Introduction
Buyer Indemnified Person	13(a)
Cash Consideration	2(a)
Closing	10(a)
Closing Date	10(a)
Consents	5(c)
Conveyance	10(a)(i)
Deductible	13(e)(i)
Defect	6(b)
Defect Date	6(b)
Deposit	2(b)
Deposit Escrow Agreement	2(b)
Disclosure Schedule	1(b)
Dispute	20(h)(i)
Environmental Matters	5(a)(ii)
Excluded Liabilities	1(g)(ii)
Excluded Properties	1(g)(i)
Indemnified Party	13(d)(i)
Indemnifying Party	13(d)(i)
Independent Expert	20(h)(iv)
Initial Purchase Price	2(a)
Inspection Request	5(a)(ii)
Land(s)	1(a)
Leases	1(a)

Losses	13(a)
Material Agreements	3(a)(vii)
Net Acre Defect Amount	7(a)(i)(2)
Net Leasehold Acres	6(b)(iii)
NORM	3(b)
Oil and Gas Properties	1(a)
Parent	Introduction
Parent Common Stock	Recitals
Parent SEC Reports	4(c)(ii)
Parent Shares	2(a)
Parties	Recitals
Peak Member	3(a)(xxiii)
Peak Operating	13(c)
Preferential Rights	5(c)
Principal	20(h)(i)
Properties	1
Purchase Price	2(a)
Registration Rights Agreement	9(e)
Registration Statement	5(e)
Seller	Introduction
Seller Indemnified Person	13(b)
Seller Permits	3(a)(ix)
Transaction Documents	20(e)
Transition Services Agreement	8(e)
Undeveloped Lease	6(b)(iii)
Units	1(a)
Wells	1(a)

[Remainder of this Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

PEAK GRASSLANDS, LLC

By:	/s/ Jack E. Vaughn
Name: Jack E. Vaughn
Title: Manager

[Signature Page to Asset Purchase Agreement]

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

PARENT:

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson
Name: Lynn A. Peterson
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

LIST OF SCHEDULES AND EXHIBITS

Schedule I	Disclosure Schedule
Schedule II	Allocated Amount
Schedule III	Form of Transition Services Agreement
Schedule IV	Conveyance
Schedule V	Form of Registration Rights Agreement
Schedule 1(b)	Permits
Schedule 1(c)	Contracts
Schedule 3(a)(v)	Pending Litigation
Schedule 3(a)(vii)	Material Agreements
Schedule 3(a)(viii)	AMIs
Schedule 3(a)(x)	Plugging Obligations
Schedule 3(a)(xiii)	Compliance with Laws
Schedule 3(a)(xvii)	Brokers
Schedule 3(a)(xix)	Additional Drilling Obligations
Schedule 3(a)(xx)	Environmental Matters
Schedule 5(c)	Preferential Rights and Consents
Schedule 11(b)(iii)	Authorizations for Expenditures

Exhibit A-1	Developed Leases
Exhibit A-2	Oil and Gas Properties with WI and NRI
Exhibit A-3	Undeveloped Lease with Net Leasehold Acres and NRI
Exhibit A-4	Other Real Property
Exhibit A-5	Excluded Properties

Appendix I	Form of Deposit Escrow Agreement
Appendix II	Confidentiality Agreement